Exhibit 10.1

June 4, 2024

Faris Habbaba

Re:    Separation Agreement

Dear Faris:

This letter confirms the ending of your employment with iRobot Corporation (the “Company”), effective June 14, 2024 (the “Separation Date”) although you will be relieved all of all management responsibilities effective on the date of this Agreement. This letter also proposes an agreement between you and the Company (the “Agreement”) under which you would receive the severance benefits described in the Amended and Restated Executive Agreement between you and the Company signed by you on April 3, 2021 (the “Executive Agreement”). The Agreement below is the “separation agreement” referred to in Section 7 of the Executive Agreement.

Regardless of whether you enter into the Agreement below, the following bulleted terms and obligations apply in connection with the ending of your employment:

•Your employment will terminate on the Separation Date.
•As provided in Section 4(b) of the Executive Agreement, the Company shall, if it has not already done so, pay you your base salary plus all accrued but unused vacation to which you are entitled through the Separation Date.
•As provided in Section 4(b) of the Executive Agreement, the Company shall reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Separation Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy within ten (10) days of the Separation Date.
•Your eligibility to participate in the Company’s group medical, dental and/or vision plans (as applicable to you) ceases on the Separation Date in accordance with the terms and conditions of the health and dental plans. You may elect to continue your benefits under these plans (as applicable) in accordance with and subject to the law known as COBRA, and subject to the terms of the Agreement below.
•Your eligibility to participate in the Company’s other employee benefit plans and programs ceases on the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.
•Basic Life and/or Supplemental Life insurance that was in force at the time of your Separation Date may be converted to an individual policy at your own expense. To obtain an application, please contact Prudential directly at (800) 778-3827. You will need to provide the iRobot contract number 13940.
•iRobot Fund for the Future 401(k) Plan – for information on your 401(k) plan including distributions, loan repayment or rollover provisions, please contact Fidelity online at www.netbenefits.com or call them at (800) 294-4015.
iRobot.com     iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

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•You shall have the right to exercise any and all vested iRobot stock options that you hold as well as any vested RSUs or PSUs, pursuant to and subject to the terms of any and all applicable iRobot equity plans and agreements (collectively, “Equity Documents”). All unvested equity awards lapse on the Separation Date and are not exercisable.
•If you apply for unemployment compensation benefits under state law, the Company shall not dispute your eligibility for such benefits. This shall not affect the Company’s obligation to respond truthfully to governmental agency requests for information related to unemployment compensation eligibility.

•You are obligated to comply with the obligations set forth in your Employee Confidentiality, Assignment and Employee Agreement, which you signed on April 3, 2021 (the “Employee Agreement”). The Employee Agreement, together with any other confidentiality, restrictive covenant and other ongoing obligation you owe to the Company or any affiliate of the Company, and Section 11 of the Executive Agreement, are referred to herein as the “Continuing Obligations.”

The payments and other terms set forth above will not be affected by whether or not you agree to the terms set forth below.
The purpose of the Agreement below is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive the severance benefits described below.
You acknowledge that you are entering into this Agreement voluntarily.
By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.
You acknowledge and agree that:
1.Severance Benefits.
Provided you enter into, do not revoke (if applicable) and comply with this Agreement, the Company will provide you with the following “Severance Benefits” described in Section 4(b) of the Executive Agreement:
(a)Severance Pay. The Company shall pay you severance pay consisting of six (6) months of your final base salary rate (which you and the Company agree is your highest annualized base salary rate in effect during the one year period prior to the Separation Date) (the “Severance Pay”). The Company shall pay you Severance Pay as salary continuation in substantially equal installments on its regular payroll dates applicable to your position with the Company, beginning with the first such payroll date after the Effective Date (as defined below).
(b)Benefit Continuation. Subject to your timely election of COBRA rights, and if you remain eligible for benefit continuation under COBRA, the Company will pay the regular employer portion of your applicable medical and/or dental premiums to the same extent as if you had remained employed with the Company, until the earliest of (i) the six (6) month anniversary of the Separation Date (ii) the date upon which you become covered under a comparable group plan for such applicable coverage or (iii) the date that you otherwise become ineligible under COBRA (the “Benefit Continuation Period”). During this Benefit Continuation Period, you will still be responsible for the active employee portion (as in effect on the Separation Date) of any premiums for these plans and the 2% COBRA administration fee (this fee is based on the total premium). You authorize the deduction of the portion for which you are responsible from your Severance Pay. At the end of your Benefit Continuation Period, you and/or your beneficiaries may continue
iRobot.com     iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

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your health and/or dental insurance for the remainder of the COBRA period at your own expense, to the extent you and they remain eligible. You agree to inform the Company promptly upon your eligibility for group health insurance from a subsequent employer, and you agree to respond promptly to the Company’s COBRA-related inquiries.
2.Tax Treatment
The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings.
3.Return of Property
You agree to return to the Company by the Separation Date all Company property, including, without limitation, PDA(s), computer equipment, robots, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). After returning all such property to the Company, you commit to deleting and finally purging any duplicates of files or documents that contains Company information from any non-Company computer or other device that remains your property after the Separation Date. In the event that you later discover that you continue to retain any Company property, you shall return it to the Company immediately.
4.Release of Your Claims
In consideration for, among other terms, your eligibility for the Severance Benefits under the Executive Agreement, and other good and valuable consideration, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, managers, employees, members, investors, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from any and all claims, charges, complaints, obligations, promises, agreements, demands, actions, causes of action, suits, rights, costs, losses, debts, damages, and liabilities of every name and nature, known or unknown, suspected or unsuspected (“Claim” or “Claims”), which you now have, own or hold, or claim to have, own and hold, or which you at any time heretofore had, owned or held, or claimed to have had, owned or held, or which you at any time hereafter may have, own or hold, or claim to have, own or hold, against any or all of the Releasees relating to any event, act, or omission that has occurred prior to or as of the date when you sign this Agreement. This release includes, without limitation, all Claims:
•relating to your employment by and termination of employment with the Company;
•of wrongful discharge;
•of breach of contract;
•under or related to the Executive Agreement;
•under any severance policy, plan or agreement with the Company
•of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;
•under Massachusetts General Law c.151B;
iRobot.com     iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

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•under the Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers’ Compensation Law Retaliation Act, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, Miami-Dade County Code, Chapter 11A, Broward County Human Rights Act, Palm Beach County Code, Article VI,
•under any other federal or state statute (including, without limitation, Claims under the WARN Act and any state or mini-WARN Act);
•of defamation or other torts;
•of violation of public policy;
•for wages, bonuses, incentive compensation, commissions, stock, stock options, other equity rights, vacation pay, severance pay or any other compensation or benefits, whether under the Massachusetts Wage Act or otherwise; and
•for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, this release shall not affect your vested rights under the Company’s Section 401(k) plan; any rights you may have to indemnification or D & O insurance under any written agreement or insurance policy between you and the Company; your rights under this Agreement; and any rights that are not waivable under law.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party. You acknowledge and agree that except as expressly specified in this Agreement, you are not entitled to any wages, salary, vacation pay, bonuses, severance, equity or any other compensation or benefits from the Company or its affiliates.

5.Non-disparagement
Subject to Section 8 of this Agreement, you agree not to make any disparaging statements concerning the Company or any of its affiliates or their respective products or services, or any of the Company’s current or former officers, directors, shareholders, employees or agents. For its part, the Company will issue a written instruction to its current CEO, Chief Financial Officer, Chief Restructuring Officer, Chief Product Officer, Chief Marketing Officer, General Counsel, Chief Commercial Officer and EVP Human Resources & Corporate Communications directing the Designated Company Representatives to: (i) not make any disparaging or negative statements about you, and (ii) respond to any inquiries about your employment at the Company by focusing on the positive aspects of your performance and your personal and professional attributes. The obligations set forth herein shall not in any way affect your or any other person’s obligation to testify truthfully in any legal proceeding.
6.Confidential Information:
You acknowledge that you have and, prior to the Separation Date, will continue to have access to information concerning the Company and its affiliates that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). All Confidential Information is of irreplaceable value to the Company. Confidential Information includes without limitation the terms of this Agreement. Except as required to perform your responsibilities for the Company, to comply with law or regulation as provided in Section 8 of this Agreement, or as authorized in writing in advance by the EVP & General Counsel of the Company, you will not, at any time, use, disclose, or take any action which may result in the use or disclosure of any Confidential Information. You acknowledge that at the time you were hired you signed the Employee Agreement, which contains an obligation not to disclose Company Confidential Information. For the avoidance of doubt, pursuant to the federal Defend Trade
iRobot.com     iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

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Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.Confidentiality of Agreement-Related Information; No Affiliation
You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors (if applicable), and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Nothing in this section shall affect or be construed to prevent you from (i) disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order; or (ii) engaging in the “Protected Disclosures and Other Protected Actions” described in Section 8. You further agree not to represent yourself as employed or engaged by iRobot after the Separation Date.
8.Protected Disclosures and Other Protected Actions
Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
9.Resignations; Transition of Information and Access
In connection with the ending of your employment, you hereby (i) as provided in Section 7 of the Executive Agreement, resign from any officer or other positions you occupy at the Company, or any of its affiliates, effective as of the Separation Date; (ii) agree to execute such documentation as the Company or its applicable affiliate reasonably requires to effectuate such resignations; and (iii) take such steps as the Company (or its applicable affiliate) reasonably requests to ensure the transition of any account access,
iRobot.com     iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

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systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable affiliate.
10.Employee Agreement.
The Company acknowledges that your termination is without Cause under your Employee Agreement, and thus the post-employment noncompetition provisions of the Employee Agreement do not apply (and you agree that you are not eligible for any garden leave pay or other noncompetition consideration under the Employee Agreement). To avoid all doubt, however, the nonsolicitation, confidentiality and all other provisions of the Employee Agreement remain in full effect and are incorporated by reference herein.
11.Legal Representation
This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.
12.Absence of Reliance
In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company or any other Releasees.
13.Enforceability
If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.Waiver
No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement (including any of the Continuing Obligations), or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
15.Enforcement
(a)    Jurisdiction; Jury Waiver. You and the Company hereby agree that the federal and state courts in the Commonwealth of Massachusetts shall have the exclusive jurisdiction and shall be the exclusive venue to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the exclusive jurisdiction and exclusive venue of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUCH COURT ACTION.
(b)    Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 5, 6 or 7 of this Agreement (the
iRobot.com     iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

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“Specified Sections”) or any of the Continuing Obligations, each of which remain in effect, unaltered and unamended by this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of Specified Sections or any of the Continuing Obligations, the Company shall be entitled, in addition to (and without limiting) all other remedies it may have (including under this Agreement), to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. To the fullest extent permitted by applicable law, the prevailing party in any action arising out of or in connection with the provisions of this Agreement shall be entitled to payment, by the other party, of the prevailing party’s reasonable expenses and attorneys’ fees incurred in connection with such action.
(c)    Certain Remedies. As provided in Section 7(c) of the Executive Agreement, if you breach any of your Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach: (i) the Company shall have the right to terminate its payments of Severance Benefits to you or for your benefit under this Agreement and/or require immediate repayment of any Severance Benefits already paid; and (ii) all options, awards and purchase rights held by you shall no longer be exercisable as of the date of your breach. The termination or return of such Severance Benefits in the event of your breach will not (I) affect your obligations under this Agreement, including your release of Claims under the Agreement, which release shall remain in full effect and (II) shall not limit the Company’s other rights and remedies.
16.Governing Law; Interpretation
This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.
17.Entire Agreement
This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including without limitation any offer letter from the Company, provided the Continuing Obligations (including the Employee Agreement) and Equity Documents (if applicable) shall remain in full force and effect.
18.Time for Consideration; Revocation Period
By entering into this Agreement, you acknowledge that you have been given forty-five (45) days to consider this Agreement (the “Consideration Period”). The Company advises you to consult with an attorney before signing this Agreement. You acknowledge that this Agreement includes a release of, among other Claims, Claims under the Age Discrimination in Employment Act and the Older Workers’ Benefits Protection Act. To accept this Agreement, you must return a signed original of the Agreement or execute the DocuSign version of this agreement so that it is received by Russell J. Campanello, Executive Vice President, Human Resources and Corporate Communications, iRobot Corporation, before the end of the Consideration Period. In the event that you execute and return this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you understood that you had the opportunity to consider this Agreement for the entire Consideration Period. For a period of seven (7) business days from the date of your execution of this Agreement (the “Revocation Period”), you shall retain the right to revoke this Agreement by written notice that Mr. Campanello receives before the end of such period. This Agreement shall become effective on the day immediately following the expiration of the Revocation Period (the “Effective Date”), provided that you do not revoke this Agreement during that Revocation Period.
iRobot.com     iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

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19. Counterparts
This Agreement may be executed in any number of counterparts. Please indicate your agreement to the terms of this Agreement by signing or executing the DocuSign version of this Agreement and returning to me the original of this Agreement within the time period set forth above.
Very truly yours,

By:	/s/ Russell J. Campanello	June 4, 2024
	Russell J. Campanello	Date
Executive Vice President, Human Resources and Corporate Communications

I have read this Agreement and understand its terms. I understand that the Agreement is legally binding. I am knowingly and voluntarily entering into this Agreement.
The foregoing is agreed to and accepted by:

/s/ Faris Habbaba	June 4, 2024
Faris Habbaba	Date

iRobot.com     iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000